EXHIBIT 16.1

Randall N. Drake CPA, PA
1981 Promenade Way
Clearwater, FL 33760

April 13, 2009

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included in the Form 8-K/A dated April 13, 2009, of TrinityCare Senior Living, Inc., to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our dismissal and our audits for December 31, 2008 and for the years ended July 31, 2008 and 2007 and any subsequent interim period through the date of dismissal

Very truly yours,

/s/ Randall N. Drake
Randall N. Drake CPA, PA
Certified Public Accountants
Clearwater, Florida